Exhibit 99.2

Philip Morris International Inc.

2010 First-Quarter Earnings Conference Call

April 22, 2010

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a news release containing detailed information on our 2010 first-quarter results. You may access the release on our web site at www.pmi.com.

(SLIDE 2.)

During our call today, we will be talking about results in the first quarter 2010 and comparing them with the same period in 2009 unless otherwise stated. References to volumes are for PMI shipments. Industry volume and market shares are the latest data available from a number of internal and external sources. Organic volume refers to volume excluding acquisitions. Net revenue data excludes excise taxes.

You will find data tables showing how we made adjustments to net revenues and operating companies income, or “OCI”, for currency, acquisitions, asset impairment and exit costs, and adjustments to EPS, as well as reconciliations to U.S. GAAP measures, at the end of today’s web cast slides, which are posted on our web site.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results, and I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and news release for a review of the various factors that could cause actual results to differ materially from projections.

It is now my pleasure to introduce Hermann Waldemer, Chief Financial Officer.

Hermann,

HERMANN WALDEMER

(SLIDE 4.)

Thank you, Nick, and welcome ladies and gentlemen. I am pleased to report that we had a very strong financial performance in the first quarter, with all our financial results in line with or above our constant currency mid to long-term annual growth targets, despite some unwelcome developments on the excise tax front.

(SLIDE 5.)

Cigarette volume in the quarter increased by 0.7% to 204.7 billion units, including 6.1 billion additional units resulting from our business combination with Fortune Tobacco in the Philippines. On an organic basis, volume declined by 2.3%, a very satisfactory result in what is still a difficult economic environment in many parts of the world, and we remain confident that we can achieve our forecast 1.5% decline in organic volume for 2010 as a whole. Overall, volume developments in Japan are obviously the biggest unknown element contained in this forecast.

(SLIDE 6.)

There are four main factors that impact our volume: the economic environment, consumer behavior, excise taxation and our competitiveness in the market place.

(SLIDE 7.)

Emerging economies in Asia are continuing to grow, and we are seeing an improved outlook in Latin America, particularly in Brazil and Mexico. With commodity prices recovering, there are also signs of stabilization in Eastern Europe, though this has yet to translate into higher employment levels and improved purchasing power. Across the EU, however, economic conditions remain difficult.

(SLIDE 8.)

Premium volume is growing in several emerging markets, such as Algeria, Argentina, Indonesia and Mexico. Consumer downtrading is moderating in Russia, and we are cautiously optimistic that the market will stabilize towards the end of the year. However, price sensitivity remains high across the EU, putting pressure on the premium segment in these markets. On a global basis, improvements in employment levels will be the key for consumer uptrading to resume.

The other element of adult consumer behavior that is impacting industry volume is illicit trade. While stricter laws and better enforcement have had a positive impact in Canada, where the duty-paid industry volume was up over 10% in the first quarter, illicit trade remains a significant issue across a wide range of geographies, particularly those which have been subject to large tax-driven price increases.

(SLIDE 9.)

Excise taxation is of course a key factor influencing industry volume. Most governments are continuing to pursue a policy of reasonable increases, as they recognize that this optimizes their long-term revenues and avoids the unintended negative consequences of increased illicit trade and consumer downtrading. Meanwhile, excise tax structures continue to improve on a global basis.

(SLIDE 10.)

The latest very important example of this is the new EU excise tax directive, which is premised on gradual tax increases, includes three important structural improvements, and provides visibility through 2018. The increase in the maximum specific-to-total tax ratio from 55% to 76.5% will allow Governments to introduce excise tax systems with a very high specific element. The gradual reduction in the difference in taxes between fine cut and cigarettes will over time lessen the tax advantage of Roll-Your-Own and Make-Your-Own products. Finally, the removal of the previous cap on Minimum Excise Taxes provides governments with a much stronger fiscal mechanism to limit downtrading, which is important in the context of the recent decision of the European Court of Justice not to allow the continuation of the current Minimum Reference Price systems in Austria, France and Ireland.

(SLIDE 11.)

Nevertheless, there continue to be a few countries which, from time to time, implement unreasonable, disruptive increases. In 2009, we had Brazil and Ukraine. This year we have Romania and Turkey, where taxes were increased by over 30% in January.

Under such circumstances, it is hardly surprising that industry volume in these two markets was down by double digits in the first quarter, as consumers turned to cheaper contraband and counterfeit products. PMI estimates that illicit supplies have doubled to 36% of cigarette consumption in Romania and have recently increased substantially in the eastern part of Turkey.

(SLIDE 12.)

The Greek Government meanwhile defied logic by decreasing the Minimum Excise Tax, at the same time as it increased the ad-valorem excise tax rate. We anticipate this will result in consumer downtrading as price gaps widen. Old price product was still extensively available in the first quarter. Therefore, the main impact is expected to be felt starting in the second quarter.

Due to such unintended consequences, there appears to be a strong likelihood that government revenue targets in these countries will not be met and we hope that, going forward, these governments will take a more appropriate approach to excise taxation.

(SLIDE 13.)

Finally, we have Japan, where the Parliament has approved the Government’s proposal to increase excise taxes by an unprecedented 70 Yen per pack in October this year. As I said earlier, it is very difficult to predict what the impact will be on industry volume. PMI had obtained permission to increase prices by 20 Yen per pack this June. However, we have now decided not to implement this price move.

(SLIDE 14.)

The fourth element impacting our volume is of course our competitiveness, which remains as strong as ever. We continue to gain share across many key developed and emerging markets, driven by our superior brand portfolio and consumer-relevant innovation. Boding well for the future, our smoker share among Legal Age (minimum 18) to 24 year olds is at least five points higher than our smoker share among Legal Age (minimum 18) to 64 year olds in a wide selection of markets.

(SLIDE 15.)

Marlboro had a strong performance in the first quarter, with total volume down just 0.6% and up by 1.4% excluding Romania and Turkey.

Asia continues to be the key driver for Marlboro, thanks notably to Japan, Korea and the Philippines. The brand also performed very well in the Latin America & Canada Region with volume and share increases in Argentina and Mexico, only partly offset by the impact of industry volume softness in Brazil.

(SLIDE 16.)

Marlboro volume increased significantly in North Africa and we saw an improvement in duty-free sales. Nevertheless, volume was down 1.2% in the EEMA Region as a whole, due to the aforementioned tax-driven price increases.

Price sensitivity in Germany, the very difficult economic situation in Spain and the overall industry volume decline negatively impacted Marlboro shipments in the EU Region, which were down 6.2%.

It should be highlighted that, today, over 60% of the brand’s volume is in fact generated outside the EU Region.

(SLIDE 17.)

The strong performance of Marlboro has been driven by the roll-out of the new architecture and successful innovative line extensions. Marlboro Filter Plus in the Red line notably achieved a 2.8% market share in the first quarter in Kuwait. Marlboro Gold Touch in the Gold line had a 1.4% share in Italy. Finally, Marlboro Black Menthol, in the Fresh line, achieved a 1.3% market share in Japan.

Our success with consumer-relevant innovations has provided us with incremental volume and has reinforced the equity of the overall Marlboro franchise.

(SLIDE 18.)

Marlboro has been complemented by our broad portfolio of leading international and local brands. In these difficult economic times, our international low-price brands have been performing particularly well, with strong volume growth for Bond Street, Next and Red & White, as well as local brands such as Delicados in Mexico and Optima in Russia.

Let me now look at our performance on a geographic basis.

(SLIDE 19.)

In the EU Region, where the premium segment continues to be under pressure from the difficult economic environment and high unemployment, PMI obtained an estimated 38.4% market share, down just 0.2 share points. Whilst Marlboro’s share declined by 0.3 points to 18.0%, L&M’s share grew by 0.5 points to a record level of 5.7%. Our strategy of establishing a strong brand at the lower end of the market in Western Europe, as we have done successfully elsewhere around the world, is clearly working well.

(SLIDE 20.)

In Japan, our market share grew by 0.3 points in the quarter to 24.2%, thanks to the continued strong growth of Marlboro and the much improved performance of Lark, both driven by the success of our product innovation strategy. In Korea, our strong momentum continued, with a market share gain of 3.6 points, led by Marlboro and Parliament.

(SLIDE 21.)

In the very important Russian market, we achieved a further market share gain of 0.5 percentage points to reach 25.6%, driven by the excellent performance of Bond Street, which is the fastest-growing brand in Russia and has captured a disproportionately large share of consumer downtrading during the recession. The market share of above premium Parliament is stable and the share of mid-price Chesterfield increased during the quarter, an early sign that the downtrading trend in Russia is abating. These developments augur well for the time when Russian consumers are more confident and start to trade up again.

(SLIDE 22.)

We have also reinforced our industry leadership in several other emerging markets. Our market share in Ukraine was up 0.4 percentage points to 36.2%. In Turkey, in spite of the unfavorable impact on the premium segment of the large excise-tax driven price increases in January this year, our share resisted well, being down 1.5 points at 40.9%. In Indonesia, our volume grew by 5.7%, as A Mild continued to show tremendous momentum, and our overall share remained stable. In the Philippines, the recently completed transaction with Fortune Tobacco provided us with a combined market share of approximately 90% in March, and the integration of the two companies is proceeding very smoothly. We had a very strong quarter also in the Latin America & Canada Region, with further share gains notably in Argentina and Mexico.

(SLIDE 23.)

Higher prices in nearly all key markets across the world enabled us to obtain strong revenue growth, despite the lower organic volume. In the first quarter, we achieved a favorable pricing variance of $449 million, including inventory windfalls resulting from the sale of old taxed products at new prices in the EEMA Region.

(SLIDE 24.)

Net revenues reached $6.5 billion. This represents an increase of 16.1% compared to last year and a very robust increase of 6.1% excluding currency and acquisitions.

(SLIDE 25.)

Adjusted OCI was $2.8 billion, up 17.0% over the previous year and 8.6% higher excluding currency and acquisitions.

(SLIDE 26.)

Our adjusted OCI margin, excluding the impact of currency, grew by 0.4 points in the quarter to 42.7%, with increases in the EU, EEMA and Latin America & Canada Regions. The reduction in the adjusted OCI margin in the Asia Region reflects the inclusion in the quarter of 6.1 billion units in the Philippines resulting from our business combination with FTC, which were consolidated and resold with no additional margin. Going forward, our adjusted OCI margins will be impacted by the dilution effect of this transaction. Unsurprisingly, emerging market OCI margins tend to be lower initially than the PMI average. However, over time, such transactions enhance the volume and profitability growth potential of PMI.

(SLIDE 27.)

Our improved adjusted OCI margins take into account higher tobacco leaf costs, which this year are expected to amount to $200 million. This increase will be largely offset by productivity savings in manufacturing and, overall, we are on track to realize our planned $500 million in productivity and cost savings in 2010 and our three-year cumulative savings of $1.5 billion.

(SLIDE 28.)

Adjusted diluted EPS reached 90 cents in the first quarter, a significant increase of 21.6% over 2009 and up by a very robust 13.5% excluding currency.

(SLIDE 29.)

Our strong business results have fueled a further increase in our operating cash flow, which was 38.3% higher at $2.0 billion. Excluding currency, operating cash flow was up by 29.2%.

(SLIDE 30.)

The growth in our cash flow was driven mainly by higher net earnings, stricter forestalling regulations, most notably in Poland, and the initial positive impact on inventory durations of our $750 million to $1 billion three-year working capital improvement program.

(SLIDE 31.)

We have further leveraged our operating cash flow growth through tight controls on capital expenditures. As a result, free cash flow increased at a faster rate of 42.3% to $1.8 billion, and by 33.2% excluding currency.

(SLIDE 32.)

We have also been active on the financing front. We issued a $1.0 billion ten year bond with a 4.5% coupon in March and established a new $2.5 billion bank revolver to replace two facilities that were maturing later this year. Since the spin, we have issued over $14 billion in well-laddered bonds in three currencies with an attractive average cost of 5.5%. Our total available bank revolver credit now stands at $5.2 billion and these facilities remain undrawn. Our profitability growth momentum, very solid balance sheet and tremendous cash flow have enabled us to establish strong A2 and A long-term credit ratings, which we intend to maintain, thus ensuring continuous access to the tier 1 commercial paper market.

(SLIDE 33.)

Our financial strength has enabled us to continue to reward our shareholders well. During the first quarter we spent $1.8 billion to purchase an additional 36.1 million shares and had just $257 million left on our current program, which will be completed on schedule by the end of this month. We have announced a new three year, $12 billion program that will start in May. Our dividend of $2.32 per share on an annualized basis represented an attractive yield of 4.5% on 19 April.

(SLIDE 34.)

Let me summarize the first quarter. We achieved very strong financial results, pricing power remains intact, our superior brand portfolio and successful innovation drove market share gains across a wide range of geographies, and we grew our cash flow at a rapid pace. There were nevertheless some road bumps from excise taxation in a few markets, though the global economic environment is showing signs of recovery. As a consequence, our overall business outlook is also expected to improve during the second half of the year, which should enable us to build further on our good momentum, though the impact of the October Japanese tax increase remains uncertain.

(SLIDE 35.)

Finally, I am very pleased to reaffirm today our reported diluted EPS guidance of $3.75 to $3.85 for the full year 2010, reflecting a growth rate of some 16% to 19% off our 2009 EPS of $3.24. Exchange rates today are more favorable than they were in February. However, we have decided to maintain our guidance at this stage in the year, reflecting a more cautious stance on Japan in light of recent developments. Accordingly, our guidance on a constant currency basis, represents a reported diluted EPS growth rate of some 10% to 13%.

(SLIDE 36.)

Thank you. I will now be pleased to answer any questions you may have.

(SLIDES X)

…..

NICK ROLLI

That concludes our conference call. I would like to remind you that our Annual Shareholders’ Meeting will take place on May 12th in New York and that we will be presenting at the Goldman Sachs Symposium the following day. Both events will be webcast.

Thank you and have a good day.